Exhibit 99.3

LETTER TO BROKERS, DEALERS, BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer to Exchange

Each Outstanding Ordinary Share

of

Perrigo Company plc

for

$75.00 in Cash and

2.3 Mylan N.V. Ordinary Shares

by

MYLAN N.V.

Pursuant to the Prospectus/Offer to Exchange dated [●], 2015

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 1:00 P.M. (IRISH TIME) / 8:00 A.M. (NEW YORK CITY TIME), ON [●], 2015, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER BUT NOT DURING THE SUBSEQUENT OFFERING PERIOD.

[●], 2015

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

We have been engaged and appointed by Mylan N.V. (“Mylan”), a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, to exchange each issued and outstanding ordinary shares, par value €0.001 per ordinary share (“Perrigo Ordinary Share”), of Perrigo Company plc (“Perrigo”), public limited company incorporated under the laws of Ireland, for $75.00 in cash, without interest and less any required withholding taxes, and 2.3 ordinary shares, nominal value €0.01 per share, of Mylan (“Mylan ordinary shares”), upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange, dated [●], 2015 (the “Prospectus/Offer to Exchange”), and in the related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”). Mylan will not issue any fractional ordinary shares pursuant to the offer. Any fractional entitlements will be rounded up or down to the nearest whole number (with fractional entitlements of 0.5 of a Mylan ordinary share being rounded up). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Perrigo ordinary shares registered in your name or in the name of your nominee.

As discussed in the Prospectus/Offer to Exchange, the Offer is not being made in any jurisdiction where the Offer would not be in compliance with the applicable laws of such jurisdiction.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 1:00 P.M. (IRISH TIME) / 8:00 A.M. (NEW YORK CITY TIME), ON [●], 2015, UNLESS EXTENDED.

Enclosed herewith for your information and forwarding to your clients for whom you hold Perrigo ordinary shares registered in your name or the name of your nominee are copies of the following documents:

1.	The Prospectus/Offer to Exchange, dated [●], 2015.

2.	The Letter of Transmittal for your use in accepting the Offer and tendering Perrigo ordinary shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Perrigo ordinary shares.

3.	The Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing Perrigo ordinary shares are not immediately available, or if you cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date (as defined below) or you cannot complete the procedure for delivery by for book-entry transfer on a timely basis.

4.	A form of the letter which may be sent to your clients for whose accounts you hold Perrigo ordinary shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	A return envelope addressed to [●] (the “Exchange Agent”).

Please note the following:

1.	The consideration for each Perrigo ordinary shares is $75.00 in cash, without interest and less any required withholding taxes, and 2.3 Mylan ordinary shares, as described in the Prospectus/Offer to Exchange. No fractions of Mylan ordinary shares will be issued as consideration. Any fractional entitlements will be rounded up or down to the nearest whole number (with fractional entitlements of 0.5 of a Mylan ordinary share being rounded up).

2.	The Offer is being made for all outstanding Perrigo ordinary shares.

3.	The Offer and the withdrawal rights expire at 1:00 p.m. (Irish Time) / 8:00 a.m. (New York City Time), on [●], 2015, unless extended as described in the Prospectus/Offer to Exchange (as extended, the “Expiration Date”).

4.	The Offer is conditioned upon, among other things, Mylan receiving valid acceptances in respect of such number of Perrigo ordinary shares representing more than 50% of the entire issued and unconditionally allotted (i.e., shares which a person has an unconditional right to have issued to him or her, but which have not yet been issued) Perrigo shares (calculated on a fully-diluted basis). See Part A of Appendix I to the Prospectus/Offer to Exchange for additional conditions to the offer.

5.	Exchange of Perrigo ordinary shares representing validly tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent’s Message (as defined in the Prospectus/Offer to Exchange), in the case of book-entry transfer of the shares, (b) certificates for such Perrigo ordinary shares or a confirmation of a book-entry transfer of such shares into the Exchange Agent’s account at the Depository Trust Company and (c) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE CONSIDERATION TO BE RECEIVED BY TENDERING SHAREHOLDERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

6.	Any United States stock transfer taxes applicable to the transfer of shares Perrigo ordinary shares to Mylan pursuant to the Offer will be paid by Mylan, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Transmittal.

Mylan will not pay any commissions or fees to any broker, dealer or other person, other than Innisfree M&A Incorporated (the “Information Agent”) and other persons described in the section of the Prospectus/Offer to Exchange entitled “The Offer—Fees and Expenses”, for soliciting tenders of Perrigo ordinary shares pursuant to the Offer. Upon request, Mylan will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Shareholders who wish to tender their Perrigo ordinary shares but whose certificates representing such Perrigo ordinary shares are not immediately available or who cannot deliver such certificates and all other required documents to the Exchange Agent prior to the Expiration Date or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, may tender such Perrigo ordinary shares by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in the section of the Prospectus/Offer to Exchange entitled “The Offer—Procedure for Tendering”.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Prospectus/Offer to Exchange.

Very truly yours,

Innisfree M&A Incorporated

Toll Free: (877) 456-3507 (for stockholders)

Collect: (212) 750-5833 (for banks and brokers)

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF MYLAN, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.